Exhibit No. 4.1 (g)

                              AMENDED AND RESTATED
                                PLEDGE AGREEMENT

      AMENDED AND RESTATED PLEDGE AGREEMENT, (the "Agreement") dated as of September 10, 2002, by and between GLOBAL PAYMENT TECHNOLOGIES, INC., a Delaware corporation (the "Pledgor"), and JPMORGAN CHASE BANK, a New York banking corporation having an office at 395 North Service Road, Melville, New York 11768 (the "Pledgee").

                                   BACKGROUND

      A. The Pledgor and the Pledgee are parties to a Pledge Agreement dated as of September 10, 2002, as amended from time to time (the "Prior Pledge Agreement").

      B. The Pledgee and the Pledgor desire to amend and restate the Prior Pledge Agreement in its entirety.

      Accordingly, the Pledgee and the Pledgor hereby agree to amend and restate the Prior Pledge Agreement in its entirety to provide as follows:

                                    RECITALS

      A. The Pledgor and the Pledgee have entered into an Amended and Restated Credit Agreement, dated as of September 10, 2002 (as the same may be hereafter amended, modified, restated or supplemented from time to time, the "Credit Agreement") pursuant to which the Pledgor will receive loans and other financial accommodations from the Pledgee and will incur Obligations.

      B. The Pledgor is the beneficial owner of that percentage of the issued and outstanding capital stock or membership or other equity interests of each Foreign Subsidiary of the Pledgor listed on Schedule A annexed hereto (collectively, the "Pledged Companies") as indicated on such Schedule A.

      C. In order to induce the Pledgee to extend credit to the Pledgor on and after the date hereof as provided in the Credit Agreement, the Pledgor wishes to grant to the Pledgee security and assurance in order to secure the payment and performance of all Obligations, and to that effect to pledge to the Pledgee 65% of the issued and outstanding capital stock, membership interests or other equity interests of such Pledged Companies or such lesser percentage as is owned by the Pledgor (such capital stock the "Pledged Shares" and such membership or other

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equity interest the "Pledged Rights" and the Pledged Shares and the Pledged
Rights, collectively, the "Pledged Interests").

      Accordingly, the parties hereto agree as follows:

      1. Security Interest. As security for the Obligations, including any and all renewals or extensions thereof, the Pledgor hereby delivers, pledges and assigns to the Pledgee and creates in the Pledgee a first security interest in all of the Pledgor's right, title and interest in and to all of the Pledged Interests, together with all rights and privileges of the Pledgor with respect thereto, all proceeds, income and profits thereof and all property received with respect to the Pledged Interests in addition thereto, in exchange thereof or in substitution therefor (collectively, the "Collateral"). The Pledgor has delivered to the Pledgee, with respect to the Pledged Shares existing on the date hereof, certificates evidencing such Pledged Shares, together with undated stock powers duly executed in blank by the Pledgor.

      2. Stock Dividends, Options, or Other Adjustments. The Pledgee shall receive, as Collateral, any and all additional shares of stock, membership interests or any other property of any kind distributable on or by reason of the Collateral pledged hereunder, whether in the form of or by way of dividends, warrants, partial liquidation, conversion, prepayments or redemptions (in whole or in part), liquidation, or otherwise with the exception of cash dividends or other cash distributions to the extent permitted under Section 7(a); provided, however, Pledgee shall not be entitled to receive any additional shares of stock, membership interests or other equity interests of any Pledged Company if such receipt would cause in excess of two-thirds of the issued and outstanding capital stock or membership interest or other equity interest of such Pledged Company to be pledged hereunder. Notwithstanding the foregoing, if as a result of a change in the tax laws of the United States of America after the date of this Agreement, the pledge by the Pledgor of capital stock, membership interests or other equity interest of a Pledged Company in excess of 65% of the outstanding capital stock, membership interests or other equity interests would not result in an increase in the aggregate net consolidated tax liabilities of the Pledgor and its Subsidiaries, then promptly after the change in such laws, all capital stock, membership interest or other equity interest (or such lesser amount which would not result in an increase in such consolidated tax liabilities) in each Pledged Company which is owned by the Pledgor (regardless how or when received, including, without limitation shares or interests owned by the Pledgor as of the date of this Agreement) shall be pledged under this Agreement and shall constitute Pledged Shares or Pledged Rights, as the case may be. If any such additional shares of capital stock, instruments, or other property against which a security interest can only be perfected by possession by the Pledgee, which are distributable on or by reason of the Collateral pledged hereunder, shall come into the possession or control of the Pledgor, the Pledgor shall, hold or control in trust and forthwith transfer and deliver the same to the Pledgee subject to the provisions hereof.

      3. Delivery of Share Certificates; Stock Powers; Documents. The Pledgor agrees to deliver all share certificates, undated stock powers duly executed in blank, documents, agreements, financing statements, amendments thereto, assignments or other writings as the Pledgee may request to carry out the terms of this Agreement or to protect or enforce the lien and security interest in the Collateral hereunder granted hereby to the Pledgee and further agrees to
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do and cause to be done, upon the Pledgee's request, all things reasonably determined by the Pledgee to be necessary to perfect and keep in full force the lien in the Collateral hereunder granted hereby in favor of the Pledgee, including, but not limited to, the prompt payment of all documented out-of-pocket fees and expenses incurred in connection with any filings made to perfect or continue the lien and security interest in the Collateral hereunder granted hereby in favor of the Pledgee. The Pledgor agrees to make appropriate entries upon its books and records (including without limitation its stock record and transfer books) disclosing the lien against the Collateral hereunder granted hereby to the Pledgee hereunder. The Pledgor further agrees to promptly deliver to the Pledgee, or cause the corporation or other entity issuing the Collateral to deliver directly to the Pledgee, share certificates or other documents representing Collateral acquired or received after the date of this Agreement with an undated stock power duly executed by the Pledgor in blank. If at any time the Pledgee notifies the Pledgor that additional stock powers endorsed in blank with respect to the Collateral are required, the Pledgor shall promptly execute in blank and deliver such stock powers as the Pledgee may request.

      4. Power of Attorney. The Pledgor hereby constitutes and irrevocably appoints the Pledgee, with full power of substitution and revocation by the Pledgee, as Pledgor's true and lawful attorney-in-fact, to the full extent permitted by law, at any time or times when an Event of Default has occurred and is continuing to affix to certificates and documents representing the Collateral the stock power delivered with respect thereto, to transfer or cause the transfer of the Collateral, or any part thereof on the books of the corporation or other entity issuing the same, to the name of the Pledgee or the Pledgee's nominee and thereafter to exercise as to such Collateral all the rights, powers and remedies of an owner. The power of attorney granted pursuant to this Agreement and all authority hereby conferred are granted and conferred solely to protect the Pledgee's interest in the Collateral and shall not impose any duty upon the Pledgee to exercise any power. Subject to Section 11, this power of attorney shall be irrevocable as one coupled with an interest.

      5. Inducing Representations of the Pledgor. The Pledgor makes the following representations and warranties to the Pledgee; each and all of which shall survive the execution and delivery of this Agreement:

            (a) The information concerning the Pledged Companies and the Pledgor's beneficial ownership of the Pledged Interests thereof that is contained in Schedule A is correct in all respects as of the Closing Date.

            (b) The Pledgor is the sole legal and beneficial owner of, and has good and indefeasible title to, the Pledged Interests pledged by the Pledgor, free and clear of all pledges, liens, security interests and other encumbrances and restrictions on the transfer and assignment thereof, other than the security interest created by this Agreement, and has the unqualified right and authority to execute this Agreement and to pledge the Collateral to the Pledgee as provided for herein.


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            (c) There are no outstanding options, warrants or other agreements to which any Pledged Company or the Pledgor is a party with respect to the Pledged Interests pledged by the Pledgor.

            (d) The Pledged Shares pledged by the Pledgor have been validly issued and are fully paid and non-assessable; the holder or holders of the Pledged Interests are not and will not be subject to any personal liability as such holder under any applicable law; and are not subject to any charter, by-law, statutory, contractual or other restrictions governing their issuance, transfer, ownership or control other than restrictions on transfer imposed by applicable state and federal laws applicable to the issuance, transfer, ownership or control of securities generally, including, without limitation, applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            (e) Any consent, approval or authorization of or designation or filing with any authority on the part of the Pledgor which is required in connection with the pledge and security interest granted under this Agreement has been obtained or effected.

            (f) The execution and delivery of this Agreement by the Pledgor, and the performance by the Pledgor of its obligations hereunder, will not result in a violation of any mortgage, indenture, contract, instrument, judgment, decree, order, statute, rule or regulation to which the Pledgor is subject.

            (g) The Pledgor has delivered to the Pledgee all instruments and stock certificates, if any, representing the Pledged Shares, duly endorsed in blank or accompanied by an assignment or assignments sufficient to transfer title thereto. There are neither any instruments or certificates evidencing the Pledged Rights nor registration books in which ownership of the Pledged Rights are recorded except as may be permitted pursuant to Section 6(c).

      6. Obligations of the Pledgor. The Pledgor hereby covenants and agrees with the Pledgee as follows:

            (a) The Pledgor will not sell, transfer or convey any interest in, or suffer or permit any lien or encumbrance to be created upon or with respect to, any of the Collateral (other than as created under this Agreement) during the term of the pledge established hereby.

            (b) The Pledgor will, at its own expense, at any time and from time to time at the Pledgee's request, do, make, procure, execute and deliver all acts, things, writings, assurances and other documents as may be required by the Pledgee to further enhance, preserve, establish, demonstrate or enforce the Pledgee's rights, interests and remedies created by, provided in, or emanating from, this Agreement.

            (c) The Pledgor agrees, except with respect to the Pledged Shares, that (i) it shall not permit any Pledged Company to issue certificates representing the Pledged Interests


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without the Pledgee's written consent and (ii) it shall cause each Pledged
Company to issue certificates with respect to any Pledged Interests at the Pledgee's request.

      7. Rights of the Pledgor. So long as no Event of Default has occurred and is continuing, and so long as the Pledgee has not transferred the Collateral to its own name under Section 8 hereof:

            (a) The Pledgor shall be entitled to receive and retain any cash dividends and other cash distributions paid on the Collateral, in each case, solely to the extent permitted pursuant to the Credit Agreement.

            (b) The Pledgor shall be entitled to vote or consent or grant waivers or ratifications with respect to the Collateral in any manner not inconsistent with this Agreement, the Credit Agreement or any other Loan Document. The Pledgor hereby grants to the Pledgee an irrevocable proxy to vote the Collateral, which proxy shall be effective immediately upon the occurrence of and during the continuance of an Event of Default or registration of the Collateral in the name of the Pledgee pursuant to Section 8 hereof. Upon request of the Pledgee, the Pledgor agrees to deliver to the Pledgee such further evidence of such irrevocable proxy or such further irrevocable proxy to vote the Collateral during the continuance of an Event of Default as the Pledgee may request.

      8. Rights of the Pledgee. At any time when an Event of Default has occurred and is continuing, the Pledgee may in its sole discretion:

            (a) Cause the Collateral to be transferred to its name or to the name of its nominee or nominees and thereafter exercise as to such Collateral all of the rights, powers and remedies of an owner.

            (b) Collect by legal proceedings or otherwise all dividends, interest, principal payments, capital distributions and other sums now or hereafter payable on account of said Collateral, and hold the same as part of the Collateral, or apply the same to any of the Obligations in such manner and order as the Pledgee may decide in its sole discretion.

            (c) Enter into any extension, subordination, reorganization, deposit, merger, or consolidation agreement, or any other agreement relating to or affecting the Collateral, and in connection therewith deposit or surrender control of the Collateral thereunder, and accept other property in exchange therefor and hold and apply such property or money so received in accordance with the provisions hereof.

            (d) Discharge any taxes, liens, security interests or other encumbrances levied or placed on the Collateral or pay for the maintenance and preservation of the Collateral; the amount of such payments, plus any and all fees, costs and expenses of the Pledgee (including reasonable attorneys' fees and disbursements) in connection therewith shall, at the Pledgee's option, be
(i) reimbursed by the Pledgor on demand, with interest thereon from the date paid by


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Pledgee at two percent (2%) per annum above the Alternate Base Rate or (ii)
added to the Obligations secured hereby.

      9. Event of Default; Remedies. Upon the occurrence and continuance of an Event of Default:

            (a) In addition to all the rights and remedies of a secured party under applicable law, the Pledgee shall have the right, and without demand of performance or other demand, advertisement or notice of any kind, except as specified below, to or upon Pledgor or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the extent permitted by law), to proceed forthwith to collect, receive, appropriate and realize upon the Collateral, or any part thereof and to proceed forthwith to sell, assign, give an option or options to purchase, contract to sell, or otherwise dispose of and deliver the Collateral or any part thereof in one or more parcels at public or private sale or sales at any stock exchange or broker's board or at any of the Pledgee's offices or elsewhere at such prices and on such terms (including, without limitation, a requirement that any purchaser of all or any part of the Collateral shall be required to purchase any securities constituting the Collateral solely for investment and without any intention to make a distribution thereof) as the Pledgee in its sole and absolute discretion deems appropriate without any liability for any loss due to decrease in the market value of the Collateral during the period held. The Pledgee agrees that if notice of sale shall be required by law such notification shall be deemed reasonable and properly given if mailed to the Pledgor, postage prepaid, at least five (5) days before any such disposition, to the address indicated in Section 13(c) below. Any disposition of the Collateral or any part thereof may be for cash or on credit or for future delivery without assumption of any credit risk, with the right of the Pledgee to purchase all or any part of the Collateral so sold at any such sale or sales, public or private, free of any equity or right of redemption in the Pledgor, which right or equity is, to the extent permitted by applicable law, hereby expressly waived and released by the Pledgor.

            (b) All of the Pledgee's rights and remedies, including but not limited to the foregoing, shall be cumulative and not exclusive and shall be enforceable alternatively, successively or concurrently as the Pledgee may deem expedient.

            (c) The Pledgee may elect to obtain (at the Pledgor's expense) the advice of any independent investment banking firm with respect to the method and manner of sale or other disposition of any of the Collateral, the best price reasonably obtainable therefor, the consideration of cash and/or credit terms, or any other details concerning such sale or disposition. The Pledgee, in its sole discretion, may elect to sell on such credit terms which it deems reasonable. The sale of any of the Collateral on credit terms shall not relieve the Pledgor of its liability under any Loan Document until the Obligations have been paid in full. All payments received by the Pledgee in respect of a sale of Collateral shall be applied to the Obligations in the manner provided in Section 10 of this Agreement, as and when such payments are received.


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            (d) The Pledgor recognizes that the Pledgee may be unable to effect a public sale of all or a part of the Collateral by reason of certain prohibitions contained in any applicable securities law, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view for the distribution or resale thereof. The Pledgor agrees that private sales so made may be at prices and on other terms less favorable to the seller than if the Collateral were sold at public sale, and that the Pledgee has no obligation to delay the sale of any Collateral for the period of time necessary to permit the registration of the Collateral for public sale under the Securities Act of 1933, as amended. The Pledgor agrees that a private sale or sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

            (e) If any consent, approval or authorization of any state, municipal or other governmental department, agency or authority should be necessary to effectuate any sale or other disposition of the Collateral, or any partial disposition of the Collateral, the Pledgor will execute all such applications and other instruments as may be required in connection with securing any such consent, approval or authorization, and will otherwise use its best efforts to secure such sale or other disposition of the Collateral as the Pledgee may reasonably deem necessary pursuant to the terms of this Agreement.

            (f) Upon any sale or other disposition, the Pledgee shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold or disposed of. Each purchaser at any such sale or other disposition (including the Pledgee) shall hold the Collateral free from any claim or right of the Pledgor of whatever kind, including any equity or right of redemption of the Pledgor. The Pledgor specifically waives, to the extent permitted by applicable laws, all rights of redemption, stay or appraisal which it had or may have under any rule of law or statute now existing or hereafter adopted.

            (g) The Pledgee shall not be obligated to make any sale or other disposition, unless the terms thereof shall be satisfactory to it. The Pledgee may, subject to applicable laws, without notice or publication, adjourn any private or public sale, and, upon five (5) days' prior notice to the Pledgor, hold such sale at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral, on credit or future delivery, the Collateral so sold may be retained by the Pledgee until the selling price is paid by the purchaser thereof, but the Pledgee shall incur no liability in the case of the failure of such purchaser to take up and pay for the property so sold and, in case of any such failure, such property may again be sold as herein provided.

      10. Disposition of Proceeds.

            (a) The proceeds of any sale or disposition of all or any part of the Collateral shall be applied by the Pledgee in the following order:


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                  (i)   to the payment in full of the costs and expenses of such
                        sale or sales, collections, and the protection, declaration and enforcement of any security interest granted hereunder including the reasonable compensation of the Pledgee's agents and attorneys;

                  (ii)  to the payment of the Obligations; and

                  (iii) to the payment to the Pledgor of any surplus then
                        remaining from such proceeds, subject to the rights of any holder of a lien on the Collateral of which the Pledgee has actual notice.

            (b) In the event that the proceeds of any sale or other disposition of the Collateral are insufficient to cover the principal of, and premium, if any, and interest on, the Obligations secured thereby plus costs and expenses of the sale or other disposition, the Pledgor shall remain liable for any deficiency.

      11. Termination. This Agreement shall continue in full force and effect until all of the Obligations shall have been indefeasibly paid in full and satisfied, and the Credit Agreement shall have been terminated. Subject to any sale or other disposition by the Pledgee of the Collateral or any part thereof pursuant to this Agreement, the Collateral shall be returned to the Pledgor upon full payment, satisfaction and termination of all of the Obligations.

      12. Expenses of the Pledgee. All expenses (including reasonable fees and disbursements of counsel) incurred by the Pledgee in connection with the perfection and continuation of the security interest granted hereunder and any actual or attempted sale or exchange of, or any enforcement, collection, compromise or settlement respecting, the Collateral, or any other action taken by the Pledgee hereunder whether directly or as attorney-in-fact pursuant to a power of attorney or other authorization herein conferred, for the purpose of satisfaction of the liability of the Pledgor for failure to pay the Obligations or as additional amounts owing by the Pledgor to cover the Pledgee's costs of acting against the Collateral, shall be deemed an Obligation of the Pledgor for all purposes of this Agreement and the Pledgee may apply the Collateral to payment of or reimbursement of itself for such liability.

      13. General Provisions.

            (a) All capitalized terms used in this Pledge Agreement and not defined herein shall have the respective meanings assigned to them in the Credit Agreement.

            (b) The Pledgee and its assigns shall have no obligation in respect of the Collateral, except to use reasonable care in holding the Collateral and to hold and dispose of the same in accordance with the terms of this Agreement and applicable law.

            (c) All notices, requests and demands to or upon the respective parties hereto shall be given in the manner specified and shall be addressed as set forth in Section 9.01 of the Credit Agreement.


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            (d) No failure on the part of the Pledgee to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Pledgee of any right, power or remedy hereunder preclude any other or future exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law or any other agreement. The representations, covenants and agreements of the Pledgor herein contained shall survive the date hereof. Neither this Agreement nor the provisions hereof can be changed, waived or terminated orally. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns except that the Pledgor may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Pledgee.

            (e) If any term of this Pledge Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Pledge Agreement and any other application of such term shall not be affected thereby.

      SECTION 14. APPLICABLE LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OR CHOICE OF LAWS. THE PLEDGOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, COUNTY OF NASSAU OR COUNTY OF SUFFOLK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PLEDGOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH FEDERAL OR STATE COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER HEREOF OR THEREOF MAY NOT BE LITIGATED IN OR BY SUCH FEDERAL OR STATE COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PLEDGOR AGREES NOT TO (I) SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY FEDERAL OR STATE COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT AND (II) ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM CONSTITUTES A COMPULSORY COUNTERCLAIM UNDER APPLICABLE RULES OF CIVIL PROCEDURE. THE PLEDGOR AGREES THAT


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SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE
ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. THE PLEDGOR AND THE PLEDGEE EACH IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

                                         GLOBAL PAYMENT TECHNOLOGIES, INC.

                                         By: ________________________________
                                         Title:


                                         JPMORGAN CHASE BANK

                                         By: ________________________________
                                         Title:


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                                   SCHEDULE A

Pledged Company:
      Jurisdiction of Incorporation:
      Stock owned by Pledgor
      Class:
      Number of Shares
      Stock Certificate no.
      Percentage of issued and outstanding shares:


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